SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant    [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))

[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to 240.14a-12

PPT Vision, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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PPT VISION, INC.

12988 VALLEY VIEW ROAD

EDEN PRAIRIE, MN 55344

(952) 996-9500

_________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 10, 2008

_________________________

To the Shareholders of PPT Vision, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of PPT Vision, Inc. will be held on Monday, March 10, 2008, at 3:00 p.m., Central Time, at the offices of PPT Vision, Inc. at 12988 Valley View Road, Eden Prairie, Minnesota, for the following purposes:

1.	To elect three directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To consider and approve an amendment to the Company’s Articles of Incorporation to increase the authorized common stock of the Company from 10,000,000 to 50,000,000 shares;

3.	To approve an amendment to the PPT Vision, Inc. 2007 Stock Incentive Plan; and

4.	To transact other business that may properly come before the meeting or any adjournment.

Accompanying this Notice of Annual Meeting is a Proxy Statement, Form of Proxy and the Company’s Annual Report to Shareholders for the fiscal year ended October 31, 2007.

The Board of Directors has fixed the close of business on January 18, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

/s/ Joseph C. Christenson

Joseph C. Christenson Secretary

Eden Prairie, Minnesota

Dated: February 8, 2008

PLEASE REMEMBER TO SIGN AND RETURN YOUR PROXY.

PPT VISION, INC.

12988 VALLEY VIEW ROAD

EDEN PRAIRIE, MN 55344

(952) 996-9500

_________________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 10, 2008

_________________________

GENERAL MATTERS

This Proxy Statement is furnished to the shareholders of PPT Vision, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on March 10, 2008 or any adjournment or postponement thereof. The Company’s principal offices are located at 12988 Valley View Road, Eden Prairie, Minnesota 55344, and its telephone number is (952) 996-9500. The mailing of this Proxy Statement to shareholders of the Company commenced on or about February 8, 2008.

Voting

The Company has outstanding only one class of voting stock, $.10 par value common stock, of which 7,402,916 shares were issued and outstanding and entitled to vote at the close of business of January 18, 2008. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on January 18, 2008 will be entitled to vote at the meeting.

Quorum and Vote Requirements

Under Minnesota law, a quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present.

Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting of Shareholders. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If you abstain from voting on any of the proposals, it has the same effect as a vote against that proposal.

Each item of business will be approved and each director nominee will be elected if approved by the affirmative vote of holders of a greater of: a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business or a majority of the voting power of the minimum number of shares that would constitute a quorum.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal.

Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or the internet) in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Revoking A Proxy

Any proxy may be revoked at any time before it is voted by written notice to the Secretary of the Company, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by this proxy will be voted as indicated on the proxy.

Solicitation

The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of nominees and will reimburse these banks and brokers for their reasonable out-of-pocket expenses.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information as of January 18, 2008 concerning the beneficial ownership of the common stock of the Company by (i) each person known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) each director of the Company and each nominee for election as a director, (iii) each Named Executive Officer, and (iv) all executive officers and directors of the Company as a group. Shares acquirable within 60 days include stock options and warrants to purchase shares of common stock of the Company.

Name and Address of Beneficial Owner	Shares of Common Stock(1)	Shares Acquirable Within 60 Days(2)	Total	Percentage

P.R. Peterson (3)(5) ESI Investment Co. 6111 Blue Circle Drive Minnetonka, MN 55343	5,601,599	1,013,625	6,615,224	78.6%

Joseph C. Christenson (3)(4)	14,552	62,750	77,302	1.0%
Robert W. Heller (3)	—	17,375	17,375	*
David L. Friske (4)	10,237	24,000	34,237	*
All executive officers and directors as a group (4 persons)	5,626,388	1,117,750	6,744,188	79.2%

* Indicates ownership of less than one percent.

(1)

Except as noted, all shares beneficially owned by each person as of the record date were owned of record, and each person had sole voting power and sole investment power for all such shares beneficially held.

(2)

Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of January 18, 2008 are deemed to be beneficially owned by the person holding the options and warrants for computing such person’s percentage, but are not treated as outstanding for computing the percentage of any other person.

(3)	Director and nominee.

(4)	Named Executive Officer.

(5)

ESI Investment Co. is the record owner of 551,759 shares of common stock. Mr. Peterson is a controlling shareholder of the parent company of ESI. Mr. Peterson also owns 48,772 shares of common stock individually, controls 4,981,743 shares as trustee of the P.R. Peterson Co. Keogh Plan and controls 19,325 shares that are owned by Peterson Brothers Securities Company. In addition to the shares currently owned by Mr. Peterson, he will acquire 2,500,000 additional shares and be granted a warrant to purchase an additional 1,000,000 shares upon the approval of Proposal #2 by the shareholders. See “Certain relationships and related transactions.” The 2,500,000 additional shares and the warrant to purchase 1,000,000 shares to be issued upon the approval of Proposal #2 are not included in Mr. Peterson’s ownership stated above.

ELECTION OF DIRECTORS

(Proposal #1)

Three directors are to be elected at this Annual Meeting. The Board of Directors has nominated for election the three persons named below. If elected, all directors will serve until the next Annual Meeting of Shareholders, or until their successors have been elected and qualified.

All of the nominees for election as directors are presently directors of the Company. The nominees listed below have consented to serve, if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. It is the intention of the individuals named as proxies to vote “FOR” each nominee (unless otherwise directed). If any nominee should be unable to serve as a director, it is the intention of the individuals named as proxies to vote for the election of such person or persons as the Board may, in its discretion, recommend.

The nominees are listed below with their ages, their present positions with the Company and their present principal occupations or employment. Mr. Christenson has devoted and will devote his full working time to the business of the Company. Messrs. Heller and Peterson have devoted and will devote such time as is necessary to fulfill their duties as directors.

JOSEPH C. CHRISTENSON, 49, has been President of the Company since January 1989 and a director since December 1987. Prior to being elected President of the Company, Mr. Christenson served in a series of positions of increasing responsibility since joining the Company in May 1985. Mr. Christenson has a Masters in Business Administration from the University of Michigan and a Bachelor of Arts degree from St. Olaf College.

ROBERT W. HELLER, 62, has been a director since 2000. He currently serves as President of Heller Capital, Inc., a management consulting and investment company and serves as a director of Electro-Sensors, Inc. and five private companies. Mr. Heller held various senior management roles at Advance Circuits, Inc., a manufacturer of printed circuit boards, from 1977 to 1996 beginning as Vice President of Manufacturing and serving as Chief Executive Officer beginning in 1991. Mr. Heller holds a bachelor’s degree in industrial engineering from North Dakota State University and a master’s degree in industrial administration from Purdue University.

P.R. PETERSON, 74, is the Secretary and a director of Electro-Sensors, Inc., a manufacturer of machine control systems. Mr. Peterson is also President of P.R. Peterson Co., Inc., a venture capital firm where he has served for over five years. Mr. Peterson served as a director from the Company’s inception in 1982 to 1985. He was again elected a director of the Company in December 1988 and continues to serve in that capacity.

_________________

The Board of Directors and Management Recommend a Vote “FOR”

Each of the Nominees Listed Above.

_________________

GOVERNANCE MATTERS

Board and Shareholder Meetings

The Board of Directors met six times during the fiscal year ended October 31, 2007. Each nominee who served as a director in fiscal year 2007 attended at least 75% of the total number of Board meetings in fiscal 2007. The Company does not have a formal policy requiring non-employee directors to attend the Annual Meeting of Shareholders, and one non-employee director was present at the 2007 Annual Meeting of Shareholders.

Board Independence

The Board undertook a review of director independence in January 2008. As part of that process, the Board reviewed all transactions and relationships between each director (or any member of his or her immediate family) and the Company, the Company’s executive officers and the Company’s auditors, and other matters bearing on the independence of directors. As a result of this review, the Board affirmatively determined that Mr. Heller is “independent” as defined by the Nasdaq Marketplace Rules and the rules of the Securities and Exchange Commission. Although the Company’s common stock is no longer quoted on the Nasdaq System, the Company is using the Nasdaq Marketplace Rules as a standard.

Description of Committees of the Board of Directors

Prior to March 2006, the Company maintained a Compensation Committee, a Nominating Committee, and an Audit Committee. The Board has not maintained separate committees since that date and the functions of those committees have been performed by the full board.

Director Nominations

In the fulfillment of their responsibilities to identify and recommend to the Board individuals qualified to become Board members, the Board Committee will take into account all factors it considers appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which the Company operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the Board Committee will first consider current Board members since they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to the Company. The Board Committee will consider other shareholder recommendations for candidates to serve on the Board. These recommendations must be made to the Company by the end of each fiscal year (October 31) so as to provide the Board Committee appropriate time to evaluate the candidates prior to submission to the shareholders for vote at the Annual Meeting.

The Board has determined that the nominees for this 2008 Annual Meeting of Shareholders fully meet the qualifications to serve on the Board and has recommended these candidates to the Board for their approval. All nominees were elected by shareholders at the Company’s 2007 Annual Meeting. The Company has not engaged a third-party search firm to assist it in identifying potential director candidates, but may do so in the future.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics and Business Conduct may be found by following the “About Us” link on the Company’s website at www.pptvision.com.

Shareholder Communication with Board

Any shareholder who desires to communicate directly with the Board of Directors of the Company or any member of a committee of the Board or any member of the Board, may address correspondence to such person or persons in care of the Corporate Secretary at the Company’s offices, 12988 Valley View Road, Eden Prairie, Minnesota 55344. All communications delivered in this manner will be promptly forwarded to the specified addressee, without alteration.

EXECUTIVE OFFICERS OF THE COMPANY

The Company has two executive officers: Joseph C. Christenson and David L. Friske. Biographical and other information about David L. Friske is provided below. Information about Joseph C. Christenson may be found under the heading “Election of Directors.”

DAVID L. FRISKE, 63, has been Vice President of Manufacturing of the Company since March 1999. From February 1984 until 1999, Mr. Friske served as Director of Manufacturing and Purchasing. Prior to joining the Company, Mr. Friske was employed by Medtronic, Inc.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Explanation of Compensation

The following discussion describes the Company’s compensation objectives and policies as applied to the Company’s Chief Executive Officer and Chief Financial Officer, Joseph C. Christenson, and the Company’s Vice President, Manufacturing, David L. Friske. Messrs. Christenson and Friske are referred to as “Named Executive Officers.” The discussion also describes the compensation of the Company’s directors in fiscal year 2007 for Messrs. Joseph C. Christenson, Robert W. Heller and P.R. Peterson.

Decisions on compensation of the Company’s executives are made by the Board of Directors. There are four components to the Company’s executive compensation program: (1) base salary, (2) bonus, (3) stock options, and (4) retirement. The compensation philosophy of the Company is to be competitive with comparable and directly competitive companies to attract and motivate highly qualified employees. To this end, the Board has adjusted the mix of the compensation components from year to year according to the Company’s performance.

Base Salary. Executive base salary is adjusted periodically based on financial results and performance on developmental objectives the Board believes are critical to the Company’s long-term progress. These objectives include, but are not limited to, progress on the Company’s current business plan’s objectives and staff development.

Bonus. The Board annually determines whether to pay bonuses and approves executive bonuses based upon the achievement of earnings and development objectives the Board believes are critical to the Company’s long-term progress. Bonuses are payable to executive officers, managers and key employees based upon the recommendation of the Chief Executive Officer. The Board approves the Chief Executive Officer’s share of the bonus pool. No bonuses were paid with respect to fiscal 2007 results.

Stock Options. The Company’s current stock option plans include executive officers, managers and key employees. In the past, substantially all of the Company’s employees have been designated at key employees. Stock options are granted to new employees on their hiring date on the recommendation of Company officers to the Board. In addition, Company officers periodically recommend to the Board, for its approval at regular Board of Directors’ meetings, stock option grants to employees based on merit. Options outstanding under current plans fully vest in a period from one to four years and expire in five to seven years. The Board did not grant any options to executive officers in fiscal 2007.

Retirement. The Company sponsors a 401(k) plan for its employees, including executive officers, under which the Company partially matches employee contributions at a proportion set by the Company. The Board approves the corporate matching formula for all employees.

Executive Compensation. The compensation for executive officers for fiscal 2007 is shown in the summary compensation table below. Mr. Christenson’s base salary has been $156,000 since June 1, 2001 and it remained at that level in fiscal 2007. Mr. Friske’s base salary has been $107,000 since June 1, 2001 and it remained at that level in fiscal 2007.

Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during fiscal year October 31, 2007 for: (i) Joseph C. Christenson, who served as the Company’s Chief Executive Officer and Chief Financial Officer in fiscal year 2007 and David L. Friske, who served as the Company’s Vice President, Manufacturing in fiscal year 2007 (together referred to as the “Named Executive Officers”). There were no other executive officers whose total compensation was at least $100,000, less the amount representing the change in pension value and nonqualified deferred compensation earnings, in fiscal year 2007.

Name and Position	Year	Salary ($)	All Other Compensation ($)(1)	Total ($)
Joseph C. Christenson President, Chief Executive Officer and Chief Financial Officer	2007	$156,000	$500	$156,500

David L. Friske Vice President, Manufacturing	2007	$107,000	$500	$107,500

(1)	All amounts are employer match under the Company’s 401(k) plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at October 31, 2007.

	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Joseph C. Christenson (2)	10,000	—	$0.55	09/18/2013

Joseph C. Christenson (2)	20,000	—	$1.70	05/12/2012

Joseph C. Christenson (1)	12,500	—	$3.00	07/01/2010

Joseph C. Christenson (3)	16,250	—	$3.60	07/12/2009

Joseph C. Christenson (4)	250	—	$5.64	11/06/2008

Joseph C. Christenson (1)	3,750	—	$8.60	05/25/2008

David L. Friske (2)	7,500	—	$0.55	09/18/2013

David L. Friske (2)	6,500	—	$1.70	05/12/2012

David L. Friske (1)	3,750	—	$2.60	11/15/2009

David L. Friske (3)	4,750	—	$3.60	07/12/2009

David L. Friske (4)	250	—	$5.64	11/06/2008

David L. Friske (1)	1,250	—	$8.60	05/25/2008

(1)	Seven year options vesting one third on the first, second and third anniversary of the grant date.

(2)	Seven year options vesting on October 31, 2006.

(3)	Seven year options vesting one half on the first and second anniversary of the grant date.

(4)	Seven year options vesting 100% eighteen months from grant date.

Employment Agreements

The Company has entered into written employment agreements with Messrs. Christenson and Friske dated May 7, 1984 and March 4, 1984, respectively. Under the terms of their respective employment agreements, each of the Named Executive Officers is required to devote his full time and effort to the Company and perform such duties as may be assigned to him by the Board from time to time. Each employment agreement automatically renews annually, but may be terminated by the Company or the Named Executive Officer on 60-days’ notice. The employment agreements also contain provisions relating to non-competition, non-disclosure of confidential information and trade secrets and assignment of inventions. If the employment agreement of either the Named Executive Officer is terminated upon notice, the Company must pay salary to the Named Executive Officer until the date of termination unless the Company terminates the employment agreement because of a violation of the Named Executive Officer of provisions relating to non-competition, non-disclosure of confidential information and trade secrets and assignment of inventions.

If the Named Executive Officer received 60 days’ notice of termination of employment and his employment terminated at October 31, 2007, Mr. Christenson would have received $26,000 and Mr. Friske would have received $17,833 during the 60-day notice period, provided that the Named Executive Officer did not violate a provision of his employment agreement relating to non-competition, non-disclosure of confidential information and trade secrets and assignment of inventions.

DIRECTOR COMPENSATION

Effective beginning in the second quarter of fiscal 2006, non-employee directors are being paid $1,250 each quarter for services as members of the Board. In addition, the Company has periodically granted stock options to its non-employee directors under the Company’s stock option plans. During the fiscal year ended October 31, 2007, there were no options granted to non-employee directors.

On February 15, 2006, Messrs. Heller and Peterson were granted options to purchase 3,000 shares of the Company’s common stock in respect of their services as members of the Board of Directors during fiscal year 2006. These options are seven-year non-qualified stock options and fully vested on October 31, 2006 with an exercise price of $0.55 per share, the fair market value of the Company’s common stock on the grant date.

In fiscal year 2007, Mr. Christenson, the Company’s Chief Executive Officer and Chief Financial Officer, served as a director and received no compensation for his services as a director.

Name of Director	Fees Earned In Cash ($) (1)	Option Awards $	Total Compensation

P.R. Peterson	$5,000	$0	$5,000

Robert W. Heller	$5,000	$0	$5,000

(1)	Represents cash fees earned or paid in respect of service in fiscal year 2007 service as described above.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 31, 2007, all Section 16(a) filing requirements applicable to its insiders were complied with.

AMENDMENT TO THE ARTICLES OF INCORPORATION

TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY

(Proposal #2)

General

Currently, the Company’s Articles of Incorporation authorize the issuance of up to 20,000,000 shares of capital stock, consisting of:

(i)

10,000,000 authorized shares of common stock, of which 7,402,916 shares were outstanding as of January 18, 2008, and 672,835 shares of common stock were reserved for issuance under existing stock plans and 1,000,000 shares were reserved for issuance upon exercise of a warrant; leaving 924,249 shares of common stock available for issuance for other purposes; and

(ii)

10,000,000 authorized shares of Preferred Stock (none of which are now outstanding), consisting of 150,000 authorized shares of Series A Junior Participating Preferred Stock, and 9,850,000 authorized shares of undesignated Preferred Stock, the terms of which can be designated by the Board of Directors at the time of issuance.

The terms of the Series A Junior Participating Preferred Stock were designated in a revised Certificate of Designation that was adopted by the Board of Directors on June 2, 1999 as part of the Company’s adoption of a Shareholder Right Plan.

The Board of Directors believes it would be beneficial to increase the number of authorized shares of common stock. In order to do so, the Board has adopted and seeks shareholders’ approval for an amendment to the Company’s Articles of Incorporation to amend Section 4.1 to increase the common stock from 10,000,000 to 50,000,000 shares.

If the amendment is approved by the Company’s shareholders, Section 4.1 of the Company’s Articles of Incorporation would be amended to read as follows:

“4.1)     Authorized Capital Stock—The authorized capital stock of this corporation is Fifty Million (50,000,000) shares of Common Stock with $.10 par value per share and Twenty Million (20,000,000) shares of preferred stock with no par value per share. In accordance with the Statutes of the State of Minnesota, the Board of Directors may subdivide the Common and preferred stock into one or more series and may designate the relative rights and preferences of the different classes and series to the extent the relative rights and preferences of the different classes and series are not otherwise fixed in the Articles, including with respect to the Preferred Stock, the right to create voting, dividend and liquidation preferences greater than those of the Common Stock. All shares are to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine, in accordance with the statutes of Minnesota.”

The additional shares of common stock for which authorization is sought would be a part of the existing class of shares of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. These additional shares of common stock would not (and the shares of common stock presently outstanding do not) entitle their holders to preemptive rights to subscribe for or purchase additional shares of common stock of the Company or to cumulative voting for the election of directors.

Purposes and Effects of the Amendment

Except for shares reserved for stock options as noted above, and the obligation to issue (i) 2,500,000 shares of common stock and (ii) warrants to purchase an additional 1,000,000 shares of common stock to the P. R. Peterson Co. Keogh Plan after adoption of the Amendment to the articles or Incorporation, the Company has no agreements or understandings concerning the issuance of any additional shares of common stock or preferred stock. The Company believes that a variety of financing alternatives are available including external borrowing secured by accounts receivable, inventory and other assets, customer or vendor financing, or the private placement of common stock or debt instruments to key financial or strategic investors. The Company believes it has sufficient cash to fund its operations, working capital and capital resources needs through the second quarter of fiscal 2008. The Board of Directors believes that the increased authorization of shares of capital stock is advisable at this time so that shares will be available for issuance in the future if the need arises in connection with financings, acquisitions, stock splits or dividends, or other corporate purposes. This will enable the Company to take advantage of market conditions, the availability of favorable financing and opportunities for acquisitions without the delay and expense associated with convening a special shareholders’ meeting.

Unless required by law, the Company’s Articles of Incorporation or the rules of any market on which the Company’s shares of common stock are listed or traded, the Board of Directors will be able to provide for the issuance of the additional shares of common stock or preferred stock without further action by the Company’s shareholders, and no further authorization by the shareholders will be sought prior to any issuance.

Although not necessarily designed or intended for such purposes, the effect of the proposed increase in the authorized shares might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of the Company or the removal of management, which shareholders might otherwise deem favorable. The authority of the Board of Directors to issue shares of common stock or preferred stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of the Company, because the issuance of additional shares of common stock or preferred stock would dilute the voting power of the shares of common stock then outstanding. Shares of common stock or preferred stock could also be issued to purchasers who would support the Board of Directors in opposing a takeover bid which the Board determines not to be in the best interests of the Company and its shareholders.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the shares of common stock present and entitled to be voted on this matter at the meeting is required to adopt this proposal to amend the Articles of Incorporation.

_______________________

The Board of Directors Unanimously Recommends a Vote “FOR”

Proposal #2: Adoption of the Amendment to the Articles of Incorporation.

_______________________

APPROVAL OF AMENDMENT OF THE 2007 STOCK INCENTIVE PLAN

(Proposal #3)

At this 2008 Annual Meeting, shareholders are being asked to approve an amendment to the Company’s 2007 Stock Incentive Plan (the “2007 Plan”) to increase number of shares issuable under the 2007 Plan by 1,000,000 from 300,000 shares to 1,300,000 shares. The 2007 Plan provides stock incentive awards in the form of options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and other awards in stock and cash. No options where granted and no shares were issued under the 2007 Plan in fiscal 2007.

Review of the 2007 Plan

The purpose of the 2007 Plan is to attract and retain talented and experienced people, closely link employee compensation with performance realized by shareholders, and reward long-term results with long-term compensation. The 2007 Plan permits the Company, under the supervision of the Board to grant stock incentive awards to current and new employees holding key management and technical positions, directors on the Company’s Board, and key external service providers of the Company and its subsidiaries.

The 2007 Plan:

•	does not permit option re-pricing or re-granting of shares that are turned back to pay the exercise price or to satisfy the holder’s tax obligations;

•

permits the Company, as a condition to new awards, to cancel and recover amounts received by employees as compensation or under stock incentive awards in the event financial mismanagement is discovered, or the employee violates Company policies or agreements, such as a non-compete or non-disclosure agreement.

Key Terms of the 2007 Plan

The following is a brief summary of the key terms of the 2007 Plan as it would be amended with the increase by 1,000,000 shares to 1,300,000 shares, which is described in more detail below.

Key Plan Features	Description

Plan Term	•	March 8, 2007 to March 7, 2014

Eligible Participants	•	employees in key management and technical positions of the Company and any subsidiary as determined by the Board

	•	non-employee members of the Board of Directors

	•	Key service providers of the Company or any subsidiary

Total Shares Authorized	•	1,300,000 shares of common stock for all types of stock incentive awards

Individual Share Limits	•	up to 1,300,000 shares for all incentive stock options

	•	up to 300,000 shares for all stock incentive awards to non-employee directors

	•	up to 300,000 shares per person per year under all stock incentives

	•	up to an additional 50,000 shares for stock incentives to a newly hired key employee

Key Plan Features	Description

Type of Stock Incentive Awards	•	incentive and non-qualified stock options with an exercise period no longer than seven years

	•	restricted stock and restricted stock units

	•	stock appreciation rights

	•	performance stock and performance units

	•	other awards in stock or cash

•

restricted stock awards on the annual election or re-election of non-employee Directors, which stock will vest in equal installments over the three years following grant unless otherwise provided by the Board

Vesting and exercise	•	determined by Board or Committee based on service (time vesting) or upon achievement of performance targets (performance vesting) or both

	•	all non-performance awards vest upon a change in control

	•	objective performance criteria in the 2007 Plan, if approved by shareholders, will permit deductibility of executive officer awards as performance based compensation under Code Section 162(m)

Permissible features	•	forfeiture and recoupment of prior award values for financial mismanagement or other breaches of responsibilities to the Company

	•	possession of restricted stock and restricted stock units by the Company until restrictions lapse

	•	dividend and dividend equivalents on awards may be paid currently or deferred

	•	options may be exercised with previously acquired shares

Features not permitted with-out Shareholder approval	•	increase the number of shares reserved or any of the limits stated in the 2007 Plan
	•	extend the term of the 2007 Plan

	•	re-price stock options or stock appreciation rights

	•	re-grant shares tendered for stock option exercise or payment of taxes

Who is Eligible for Stock Incentive Awards

Employees who hold key management and technical positions with the Company or any subsidiary, non-employee members of the Board of Directors and key service providers to the Company and its subsidiaries are eligible to receive awards under the 2007 Plan. The Board will determine which employees and other eligible persons will be awarded stock incentives under the 2007 Plan. The 2007 Plan also provides for an annual grant of restricted stock to each non-employee Board member upon election or re-election and will be determined by the Board in its sole discretion prior to such annual meeting of shareholders, but also permits stock incentives be made to non-employee Board members by the Board in its discretion in addition to the annual grant of restricted stock. Currently, the Company has two non-employee Board members and approximately 15 key management and technical employees.

The Board intends to utilize a mix of stock options, stock appreciation rights, restricted stock and performance stock.

Types of Stock Incentives to be Awarded

Subject to the limits under the 2007 Plan, the Board has the discretionary authority to determine the size of the award, the type of award, and if it will be tied to meeting performance-based requirements or will vest over time. For executive officers, the performance-based requirements for vesting in an award may be designed to comply with Section 162(m) of the Internal Revenue Code to permit the Company to deduct the value of the award for income tax purposes. For directors who are not employees, the 2007 Plan provides for a grant of a discretionary number of shares of restricted stock on each director’s election and re-election at the annual shareholders meeting, which, unless the Board provides otherwise, will vest in three equal installments if the recipient remains a director on each of the next three annual shareholder meetings where directors are elected. The Board will determine the number of restricted shares to be granted to directors under the 2007 Plan each year thereafter. In addition, the Board may from time to time grant additional awards to some or all of the Board of Directors as it deems appropriate.

The types of awards that may be made under the 2007 Plan are similar to those under the Prior Plans and are as follows:

•

Incentive stock options and non-qualified stock options:    the right to purchase shares where value is based on the appreciation in the underlying shares in excess of an exercise price, which right may be exercised by the holder during the term of the option, unless earlier terminated upon certain events, such as for cause. The exercise price may be paid in cash or in previously owned shares or by other means permitted by the Board.

•

Stock appreciation rights:   a contractual right to the increase in the value of the underlying shares subject to the award that does not require payment based on the fair market value at time of grant, but which pays the appreciation in stock value when elected by the holder in the form of whole shares or cash, or a combination of both.

•

Restricted stock and restricted stock units:   awards of stock that do not require purchase, but which are not immediately available to the recipient until certain restrictions lapse, either based on time or upon achievement of performance related criteria. Restricted units may vest earlier than the date the shares are actually paid in exchange for the units, which may result in a deferral of income. The holder of restricted stock is entitled to vote those shares. The Board may determine whether, with respect to restricted stock, to pay dividends on those shares to the holder or to defer dividends. Restricted stock units are not outstanding until paid in stock and therefore do not have voting or dividend rights.

•	Performance shares and performance units: awards of restricted or unrestricted stock that are issued to the recipient only upon satisfaction of performance based criteria.

•

Other awards:   additional opportunities to reward participants through payment of cash or stock as a bonus, or as deferred compensation, or for other purposes for which stock will provide a meaningful incentive.

Adjustments to Stock Incentives for Corporate Transactions

In the event of a stock dividend, recapitalization, stock split, reorganization, merger, spin-off, repurchase or exchange of the Company’s common stock or similar event effecting the Company’s stock, the Board may in its discretion adjust the number and kind of shares granted under the 2007 Plan, including the number and exercise price of shares subject to outstanding options or stock appreciation rights, and to adjust restricted stock, restricted stock units, performance stock and performance share units and other awards.

Exercise Price for Stock Options

The exercise price of stock options granted under the 2007 Plan that are intended to qualify for favorable tax treatment as incentive stock options under Code Section 422 may not be less than the fair market value of the Company’s common stock on the date of grant. No option may have a term longer than seven years. Options that do not qualify as incentive stock options may be granted at an exercise price less than fair market value on the date of grant. No option may be repurchased or exchanged for a lower priced option.

Effect on Termination of Employment on Stock Incentives

Subject to certain exceptions requiring earlier termination, stock options will expire and cannot be exercised 180 days after the termination of a participant’s employment, including upon death, disability or retirement. Prior to that time, only options that have become exercisable under their terms, based on either service based or performance based vesting, may be exercised. The Board may at any time after an award vest part or all of the unvested options as it deems appropriate.

Restricted stock and restricted stock units will be forfeited if not vested when the participant terminates employment, including upon death, disability or retirement. The Board may also accelerate vesting at any time after the restricted stock incentive is awarded.

For options and restricted stock, restricted stock units, performance stock and performance units, the Board may elect not to accelerate options that would otherwise vest only upon achievement of performance criteria if those targets have not been achieved, or the performance period has not expired.

Effect of a Change in Control on Stock Incentives

Stock options become fully exercisable and restricted stock and restricted stock units automatically become fully vested upon the occurrence of a change in control as defined in the 2007 Plan, except that awards based on performance criteria where the performance period has not yet closed at the time of a change in control will not automatically accelerate. The Board may require options or stock appreciation rights be exercised prior to the change in control, may pay cash or other securities to cancel awards in connection with the change in control, or may provide for the successor to substitute its stock for outstanding awards.

Transferability of Stock Incentives

Stock options, restricted stock, restricted stock units, performance stock, and performance units, as well as other awards under the 2007 Plan that are vested at the time of the death of the participant, are transferable only by the participant’s last will and testament or applicable state laws on decent and distribution. Restricted stock, restricted stock units, performance stock and performance units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse or the performance targets have been achieved.

Administration

The Board, or the Compensation Committee if one is in operation, will administer the 2007 Plan. The Board will select employees who receive awards, determine the number of shares covered by each award, and establish the other terms and conditions consistent with the limitations contained in the 2007 Plan. The Board may also interpret the 2007 Plan, may establish and amend terms of existing stock incentive awards, except that if the participant is adversely affected by the amendment, the participant must also consent.

To the extent required by law or desired for tax purposes, awards to executive officers will be made only by persons who qualify as outside directors under securities and tax laws. The Board may delegate to an executive officer all or part of its responsibilities to make awards, other than the authority to make awards to other executive officers.

Amendments to the 2007 Plan

The Board may amend or suspend the 2007 Plan at any time except that any amendment in one or more of the following categories will not be permitted without the approval of the shareholders to:

•	increase the number of shares that may be used under the 2007 Plan, or change any other limit on various types of awards;

•	permit the re-pricing of outstanding stock options; or

•	amend the maximum shares that may be granted as awards to any participant.

Tax Consequences of Stock Incentives to Participants and the Company

Options. Stock options granted under the 2007 Plan may either be granted as incentive stock options, which are governed by Internal Revenue Code Section 422, or as non-qualified stock options, which are governed by Internal Revenue Code Section 83. Generally, no federal income tax is payable by the participant upon the grant of an incentive stock option and no deduction is taken by the Company. If certain holding periods are met, the exercise of an incentive stock option does not result in taxation to the participant; rather, the participant is taxed only at the time of sale. If the shares have been held for at least one year after the date of exercise and at least two years from the date of grant of the option, the participant will be taxed on any appreciation in excess of the exercise price as long-term capital gains. In that event, the Company is not entitled to a deduction for the amount of the capital gains.

Under current tax laws, if a participant exercises a non-qualified stock option, the participant will be taxed on the difference between the fair market value of the stock on the exercise date and the exercise price and, thereafter, the participant would receive capital gains on any appreciation in stock value after the exercise date, depending upon the length of time the participant held the stock after exercise. When the option is exercised, the Company will be entitled to corresponding tax deduction.

Restricted and Performance Stock and Units. Awards of restricted stock and restricted stock units, performance stock and performance units under the 2007 Plan generally are not subject to federal income tax when awarded, unless the participant properly elects to accelerate the tax recognition. Restricted stock is generally subject to ordinary income tax at the time the restrictions lapse and performance stock is taxed at the time the performance targets are met. Restricted stock units and performance units are generally subject to ordinary tax at the time of payment, even if vested earlier. The Company is entitled to a corresponding deduction at the time the participant recognizes taxable income on the restricted or performance stock or units.

Required Vote and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote on this matter at the meeting is required for the adoption and approval of the increase in the shares issuable under the 2007 Plan.

_______________________

The Board of Directors Unanimously Recommends a Vote “FOR”

Proposal #3: Approval of Amendment to the 2007 Stock Incentive Plan

_______________________

OTHER INFORMATION REGARDING EQUITY COMPENSATION PLANS

The following table sets forth information regarding our equity compensation plans in effect as of October 31, 2007. Each of our equity compensation plans is an “employee benefit plan” as defined by Rule 405 of Regulation C of the Securities Act of 1933.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans(1)

Equity compensation plans approved by stockholders:
Stock Option Plans	380,440	$2.03	661,440
Employee Stock Purchase Plan	—	—	12,245

Equity compensation plans not approved by stockholders	—	—	—

Total	380,440	$2.03	673,685

(1)

If Proposal #3: Approval of Amendment to the 2007 Stock Incentive Plan is approved by shareholders at the this 2008 Annual Meeting, the 2007 Stock Incentive Plan will be amended to increase by 1,000,000 the number of shares available for awards under the 2007 Stock Incentive Plan.

The Company has five equity compensation plans, all of which have been approved by its shareholders: 1988 Stock Option Plan, 1997 Stock Option Plan, 2000 Stock Option Plan, 2005 Employee Stock Purchase Plan and 2007 Stock Incentive Plan. The 2007 Stock Incentive Plan is the subject of Proposal #3 at this Annual Meeting of Shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of fiscal year 2007, the Company has not entered into any transaction and there are no currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds lesser of $120,000 or one percent of the average of its total assets at year-end for the last three completed fiscal years and in which any related person had or will have a direct or indirect material interest except those transactions with P.R. Peterson described below.

As of October 31, 2007, the Company has not adopted formal policies and procedures for the review, approval or ratification of any related person transactions required to be reported in the Company’s filings with the Securities and Exchange Commission, except that any proposed transaction with a related person is reviewed and approved by members of the Board of Directors who are not interested in such transaction.

During fiscal years 2006 and 2007 PPT Vision, Inc. met its working capital requirements through investments from P.R. Peterson, the Company’s largest shareholder and a director.

The Company closed on a $500,000 private placement of common stock on August 30, 2007 to Mr. Peterson. In the August 2007 private placement, the Company agreed to issues to Mr. Peterson (i) 2,500,000 shares of common stock at a price of $0.20 per share and (ii) seven-year warrants purchasing 1,000,000 shares of stock at a price of $0.25 per share. Because the Company did not have sufficient authorized capital to issue the shares and the warrants, it agreed that it would seek an increase in authorized capital at the 2008 Annual Meeting of shareholders and issue the shares and grant the warrant after the increase was approved.

The Company closed on a $1,000,000 private placement of common stock with Mr. Peterson on February 26, 2007. In the February 2007 private placement, the Company issued 2,857,143 shares of common stock at a price of $0.35 per share and issued seven-year warrants to purchase 1,000,000 shares of stock at a price of $0.50 per share.

The Company closed on a $290,000 private placement of common stock with Mr. Peterson on September 7, 2006. In the September 2006 private placement, the Company issued 725,000 shares of common stock at a price of $0.40 per share.

The Company closed on a $400,000 private placement of common stock with Mr. Peterson on February 17, 2006. In the February 2006 private placement, the Company issued 800,000 shares of common stock at a price of $0.50 per share.

All purchases were made by Mr. Peterson through the P. R. Peterson Co. Keogh Plan. These four private placements were conducted by the Company to strengthen its balance sheet and provide for future working capital requirements.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Virchow, Krause & Company, LLP has served as the Company’s independent auditors for the fiscal years ended October 31, 2007, 2006 and 2005. The Company’s Audit Committee has not yet selected an independent auditor for the fiscal year ending October 31, 2008, but intends to review this matter as part of its review process.

Representatives of Virchow, Krause & Company, LLP will be in attendance at the 2008 Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, representatives will be available to respond to appropriate questions. There was not a representative of Virchow, Krause & Company, LLP present at the 2007 Annual Meeting of Shareholders.

Fees of Independent Registered Public Accountants

The following is an explanation of the fees billed to the Company by Virchow, Krause & Company, LLP for professional services rendered during the fiscal years ended October 31, 2007 and October 31, 2006, which totaled $51,885 and $53,900, respectively.

Audit Fees

The aggregate fees billed to the Company for professional services related to the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-QSB, or other services normally provided by Virchow, Krause & Company, LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended October 31, 2007 and October 31, 2006 totaled $50,600 and $53,900, respectively.

Audit-Related Fees

The aggregate fees billed to the Company for professional services for assurance and related services by Virchow, Krause & Company, LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees,” including review of Form S-8 registration statements for the fiscal years ended October 31, 2007 and October 31, 2006 totaled $1,285 and $0, respectively.

Tax Fees

There were no fees billed to the Company by Virchow, Krause & Company, LLP for professional services related to tax compliance, tax advice, or tax planning for the fiscal years ended October 31, 2007 or October 31, 2006.

All Other Fees

There were no other fees billed to the Company by Virchow, Krause & Company, LLP for the fiscal years ended October 31, 2007 and October 31, 2006.

Pre-Approval Procedures

The Board of Directors pre-approves all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors. The Board may not delegate its pre-approval authority for any services rendered by the Company’s independent auditors relating to internal controls. The Board does not delegate pre-approval responsibilities to Company management. All of the services described above for fiscal year 2007 were pre-approved by the Board before Virchow, Krause & Company, LLP was engaged to render the services.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Rule 14a-8 of the SEC permits shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules.

The PPT Vision, Inc. 2009 Annual Meeting of Shareholders is expected to be held on or about March 15, 2009. Proxy materials for that meeting are expected to be mailed on or about February 1, 2009. Under SEC Rule 14a-8, shareholder proposals to be included in the PPT Vision, Inc. proxy statement for that meeting must be received by PPT Vision, Inc. on or before October 13, 2008. Additionally, if PPT Vision, Inc. receives notice of a shareholder proposal after December 31, 2008, the proposal will be considered untimely pursuant to SEC Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of PPT Vision, Inc. for its 2009 Annual Meeting of Shareholders may exercise discretionary voting power with respect to the proposal.

ANNUAL REPORT

An Annual Report on Form 10-KSB of the Company setting forth the Company’s activities and containing financial statements of the Company for the fiscal year ended October 31, 2007 accompanies this Notice of Annual Meeting and Proxy Statement.

Shareholders may receive without charge a copy of the Company’s Annual Report on Form 10-KSB, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: PPT Vision, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, Attention: Joseph C. Christenson, or by calling the Company at (952) 996-9500.

OTHER BUSINESS

The management of the Company does not know of any other business to be presented at the Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary voting authority to the persons named therein in the event that any additional matter properly comes before the meeting.

PPT VISION, INC.

ANNUAL MEETING OF SHAREHOLDERS

Monday, March 10, 2008

3:00 p.m. Local time

Eden Prairie, Minnesota

PPT VISION, INC.	proxy

This proxy is solicited by the Board of Directors for the Annual Meeting to be Held on March 10, 2008.

The undersigned hereby constitutes and appoints Joseph C. Christenson with power of substitution, as attorney and proxy to appear in the name of the undersigned at the Annual Meeting of Shareholders of PPT Vision, Inc., to be held on March 10, 2008 at 3:00 p.m. local time, in Eden Prairie, Minnesota and at any adjournment(s) or postponement(s) thereof, and to vote, all shares of common stock of PPT Vision, Inc. held of record by the undersigned on January 18, 2008 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies:

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 7, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/pptv — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 7, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PPT Vision, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

\/   Please detach here   \/

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

1. Election of directors:	01 Joseph C. Christenson 02 Robert W. Heller 03 P.R. Peterson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve an amendment to the Company’s Articles of Incorporation to increase the authorized common stock of the Company from 10,000,000 to 50,000,000 shares.	☐ For	☐ Against	☐ Abstain
3.	To approve an amendment to the PPT Vision, Inc. 2007 Stock Incentive Plan.	☐ For	☐ Against	☐ Abstain

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The shares represented by this proxy will be voted in accordance with the specifications made. If there is no specification, the shares represented by this proxy will be voted FOR each of the nominees for director and FOR proposals 2 and 3.

Address Change? Mark Box ☐ I plan to attend the meeting ☐
Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.